Exhibit 10.40
FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THOMAS & BETTS CORPORATION
2008 STOCK INCENTIVE PLAN
     A NONQUALIFIED STOCK OPTION is hereby granted, as of the date of grant set forth in the attached Notice of Grant of Stock Option (the “Date of Grant”), to the employee identified in the attached Notice of Grant of Stock Option (the “Optionee”) to purchase the number of shares of Common Stock, par value $.10 per share, of Thomas & Betts Corporation, a Tennessee corporation (the “Corporation”), set forth in the Notice of Grant of Stock Option. Such Option is in all respects subject to the terms, definitions and provisions of the Thomas & Betts Corporation 2008 Stock Incentive Plan, as attached to the 2008 Proxy Statement and as amended from time to time thereafter (the “Plan”), which is incorporated herein by reference.
1. Exercise Price. The exercise price for each share is set forth in the attached Notice of Grant of Stock Option (being one hundred percent (100%) of the Fair Market Value of the Common Stock, as determined by the Administrator, on the date of grant of this Option).
2. Exercise of Option. This Option shall be exercisable in accordance with provisions of Section 6 of the Plan as follows:
(i) Schedule of Rights to Exercise. The Option shall become exercisable in three installments in accordance with the following schedule and after the expiration of the following periods of time:

	Portion of	Period from which
Installment	Option Grant	Option Granted

First	One-third	12 months
Second	One-third	24 months
Third	One-third	36 months
If the Optionee’s Termination of Service occurs prior to the date on which an installment is scheduled to become exercisable, this Option shall not become exercisable with respect to such installment(s), except as otherwise provided in Paragraph 6, 7 or 8.
This Option shall become fully exercisable on a Change in Control if the Optionee’s Termination of Service has not occurred before the Change in Control.
(ii) Method of Exercise. If the Optionee is not an executive officer, this Option, to the extent that it is exercisable, may be exercised by logging onto www.etrade.com and following the instructions on the web site no later than the expiration date of the Option (as determined under Paragraphs 4 through 9). If the Optionee is an executive officer, this Option may be exercised, to the extent that it is exercisable, by the Optionee through a broker-facilitated transaction no later than the expiration date of the Option (as determined under Paragraphs 4 through 9). This Option may not be exercised for fewer than the lesser of 50 shares of Common Stock or the full number of shares for which this Option is then exercisable.

(iii) Restrictions on Exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.
3. Non-transferability of Option. This Option may not be transferred by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee, or by a duly appointed legal representative.
4. Term of Option. This Option may not be exercised more than ten years from the Date of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Agreement. As set forth in Section 15 of the Plan and Paragraphs 5 through 8, this Option may terminate prior to the scheduled expiration date.
5. Termination of Service for a Reason Other Than Retirement, Disability or Death. If the Optionee’s Termination of Service occurs for any reason other than Retirement, disability or death, this Option may be exercised by the Optionee at any time on or before the earlier of (i) the last day of the term of the Option under Paragraph 4, or (ii) ninety days after the date of such Termination of Service. This Option may be exercised during this period by the Optionee to the extent it has become exercisable under Paragraph 2 on the date of the Optionee’s Termination of Service, and shall terminate on the date of the Optionee’s Termination of Service to the extent it has not become exercisable under Paragraph 2 on the date of Termination of Service.
6. Retirement. If the Optionee’s Termination of Service occurs as a result of Retirement, this Option may be exercised by the Optionee at any time on or before the earlier of (i) the last day of the term of the Option under Paragraph 4, or (ii) three years from the date of the Optionee’s Retirement. This Option may be exercised during this period with respect to all shares covered by the Option even if 36 months have not elapsed since the Date of Grant.
7. Disability. If the Optionee becomes disabled (within the meaning of Code §22(e)(3)) and the Optionee’s Termination of Service occurs as a result of the disability, this Option may be exercised by the Optionee at any time on or before the earlier of (i) the last day of the term of the Option under Paragraph 4, or (ii) twenty four months from the date of the Optionee’s Termination of Service. This Option may be exercised during this period with respect to all shares covered by the Option even if 36 months have not elapsed since the Date of Grant. In the event of the Optionee’s legal disability, the Option may be exercised by the Optionee’s legal representative.
8. Death. If the Optionee’s Termination of Service occurs as a result of death or the Optionee dies before the end of the exercise period described in Paragraph 5, 6 or 7 (as applicable), this Option may be exercised by the Optionee’s estate, personal representative, or beneficiary who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee. Such post-death exercise may occur at any time on or before the earlier of (i) the last day of the term of the Option under Paragraph 4, or (ii) twelve months from the date of the Optionee’s death. If the Optionee’s Termination of Service occurs as a result of death, this Option may be exercised during this period with respect to all shares covered by the Option even if 36 months have not elapsed since the Date of Grant. If the Optionee’s Termination of Service occurs for a reason other than death, this Option may be exercised during this period to the extent it was exercisable on the date of the Optionee’s death.
9. Quiet Period. If the last day on which the Optionee (or the Optionee’s legal representative, estate, personal representative or beneficiary) may exercise the Option under Paragraph 5, 6, 7 or 8 falls within a Quiet Period, the period during which the Option may be exercised shall be extended until the earlier of (i) ninety days after the date the Quiet Period ends, or (ii) the last day of the term of the Option under Paragraph 4.
10. Successors. The terms of this Option shall be binding upon the heirs, personal representatives and successors of the Optionee and upon the Corporation and its successors and assigns.
11. Withholding of Taxes. The obligation of the Corporation to deliver shares of Common Stock upon the exercise of the Option is subject to applicable federal, state and local tax withholding requirements.
12. Governing Law. This Option shall be construed and enforced in accordance with the laws of the State of Tennessee (without regard to principles of conflicts of laws), except to the extent such laws are preempted by federal law.
13. Termination Protection Agreement. Notwithstanding any provision of the Plan or any other provision of this Agreement (including the Optionee Acknowledgment set forth in the Notice of Grant of Stock Option) to the contrary, this Option shall be subject to the provisions of the Termination Protection Agreement, if any, in effect between the Optionee and the Corporation.